SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

BlackRock New York Municipal Bond Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Stephen J. Flanagan

Frederic Gabriel

Thomas H. McGlade

Jassen Trenkow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On June 4, 2019, Saba Capital Management, L.P. (“Saba”) filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware (the “Court”) against BlackRock Credit Allocation Income Trust, BlackRock New York Municipal Bond Trust (the “Fund”), BlackRock Advisors, LLC, Richard E. Cavanagh, Karen P. Robards, Michael J. Castellano, Cynthia L. Egan, Frank J. Fabozzi, Henry Gabbay, R. Glenn Hubbard, W. Carl Kester, Catherine A. Lynch, Robert Fairbairn and John M. Perlowski (collectively, the “Defendants”) seeking injunctive relief on the basis that the Defendants violated the Fund’s Bylaws and certain of the Defendants breached their fiduciary duties to shareholders for refusing to recognize Saba’s nominees for election or service on the board of trustees of the Fund (the “Board”) at the 2019 annual meeting of shareholders of the Fund (the "Annual Meeting"). As part of the Complaint, Saba has requested, among other things, that the Court enter an order (w) declaring that the Defendants breached the Fund’s Bylaws, as well as their fiduciary duties, by precluding Saba from nominating trustees for election to the Class III positions at the 2019 annual meeting of shareholders of the Fund; (x) prohibiting the Defendants from precluding Saba’s nominees from election or service on the Board based on the Defendants’ improper assertion that Saba has failed to meet the Bylaw advance notice requirements of the Fund and enjoining the Defendants from interfering with the presentation of, or solicitation of proxies for, Saba’s nominees at the Annual Meeting; (y) declaring that a plurality of the votes cast standard should be applied to the election of trustees at the Annual Meeting and (z) awarding reasonable attorneys' and experts' fees and expenses for the proceedings arising from the Complaint.